State of Delaware
Secretary of State
Division of Corporations
Delivered 12:38 PM 07/17/2025
FILED 12:38 PM 07/17/2025
SR 20253391727 - File Number 10264006

CERTIFICATE OF FORMATION
OF
The Hartley Income Fund, LLC

FIRST: The name of the limited liability company is: The Hartley Income Fund, LLC

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

IN WITNESS WHEREOF, the undersigned, being fully authorized to execute and file this document have signed below and executed this Certificate of Formation.

Michael J. Bell

Harvard Business Services, Inc., Authorized Person
By: Michael J. Bell, President